Exhibit 10.2

MASTER SERVICES AGREEMENT BETWEEN

SYMPHONY SERVICE CORP. AND LAWSON SOFTWARE AMERICAS, INC.

This Master Service Agreement constitutes the agreement (the “Agreement”) between Symphony Service Corp., a Delaware corporation with offices located at 2475 Hanover Street, Palo Alto, CA 94304 (“Symphony”) and Lawson Software Americas, Inc., a Delaware corporation with offices located at 380 St. Peter Street, St. Paul, MN 55102 (“Client”), entered into as of September 25, 2009 (the “Effective Date”) pursuant to which Symphony will render commercial software product development and other technology consulting services to Client as set forth below.

WHEREAS, Client and Symphony intend that Symphony shall provide commercial software product development and other technology consulting services for Client based on Client’s requests in consideration referred to herein;

NOW THEREFORE, in consideration of the foregoing recital and the terms, conditions, and mutual covenants set forth herein, the parties, intending to be legally bound, hereby agree as follows:

1.              DEFINITIONS. For the purpose of this Agreement, the following definitions shall apply and any term not defined in this Section 1 shall have the meaning as otherwise defined herein.

1.1.    “Actual Resource Level” means the total number of Resources providing Services hereunder at any given time during the Term.

1.2.    “Affiliate” means an entity directly or indirectly controlled by, under common control with, or controlling a party to this Agreement.  An Affiliate of either party shall be deemed a Third Party under this Agreement.

1.3.    “Agreement” shall have the meaning as provided in the preamble above and shall include Exhibit A attached hereto and incorporated herein by reference.

1.4.    “Client Onsite Location” means a Client development location where Client has regular and ongoing development staff.

1.5.    “Client Products” means all software and hardware products that Client either owns or licenses or otherwise obtains from Third Parties, along with any and all user documentation, technical information and any module, specification, system, instruction, program or other proprietary materials, which Client either delivers to Symphony or to which Client provides Symphony access.

1.6.    “Core Resource(s)” means the minimum number of Resources invoiced to Client at all times during the Term of this Agreement.

1.7.    “Core Resource Level” means the number of Core Resources as set forth in the applicable Statement of Work.

1.8.    “Expenses” means those expenses and costs associated with performance of the Services (as defined below) including, but not limited to, those referred to in Section 9 of this Agreement.

1.9.    “GOC” means a Symphony global operations center staffed and operated by Symphony or its Affiliates at a facility designated by Symphony in its sole discretion for the purposes of rendering the Services under this Agreement.

1.10.    “Intellectual Property” means patent rights (including patent applications and disclosures), copyrights, trade secrets, know-how and any other intellectual property rights recognized in any country or jurisdiction in the world, including without limitation all applications therefor and all registrations thereof.

1.11.    “Resource(s)” means all Resources providing Services hereunder including but not limited to the Core Resources.

1.12.    “Offshore Resource(s)” means Resources performing Services at the GOC.

1.13.    “Onsite Resource(s)” means Resources providing Services hereunder at a location other than the GOC for a period of thirty (30) days or more.

1.14.    “Personal Data” means any information relating to a natural person who is or can be identified, directly or indirectly, by reference to an identification number or to one or more factors specific to him or her.

1.15.    “Resource(s)” means all employees or consultants of Symphony and/or any Affiliate thereof, performing Services hereunder.

1.16.    “Resource Category (ies)” means the different categories of Resources listed in the applicable Statement of Work.

1.17.    “Services” shall have the meaning set forth in Section 2.1 below.

SYMPHONY CONFIDENTIAL	Commercial Software Solutions Group
DO NOT COPY OR DISTRIBUTE

1.18.        “Third Party (ies)” means any individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein, that is not a party to this Agreement.

2.              AGREEMENT SCOPE AND STRUCTURE

2.1.          Services. Symphony shall provide commercial software development and/or information technology related services to the Client as jointly determined by the parties per the terms set forth herein and as defined in a Statement of Work (defined in Section 2.2 below) (the “Services”).

2.2.          Statement of Work. Symphony shall perform the Services pursuant to one or more mutually agreed upon statement of work (each a “Statement of Work” or “SOW”). Statements of Work shall become effective only after being executed by both parties, and shall automatically be construed to incorporate the terms and conditions of this Agreement.

2.3.          Delivery of Services.  Symphony will deliver the Services under this Agreement to Client electronically through means mutually agreed upon with Client, and Client shall provide access to the relevant network(s) to Symphony, its Affiliates and Resources for this purpose. The GOC will be named the Lawson Software Global Operations Center. The GOC shall be equipped with such systems and other requirements which Symphony deems reasonable and requisite for the purposes of providing the Services under this Agreement. Certain Services may also be performed at Client Onsite Locations as contemplated under this Agreement upon mutual agreement of the parties.  The Services shall be performed exclusively for Client and shall not be engaged for any other purpose whatsoever without the prior written consent of a duly authorized officer of Symphony.  Without limiting the generality of the foregoing, Client shall not offer the Services to any Third Party in any manner whatsoever, whether as a service provider, business process outsourcer, service bureau or otherwise, nor access the GOC, either remotely or in person, without first complying with all Symphony processes and procedures and shall not provide any Third Party with access to the GOC without a duly authorized Symphony representative’s prior written consent.

2.4.          Location of Services.

2.4.1.  Offshore. Symphony shall perform the Services at the GOC, and Client shall receive the Services at its location(s) outside India and shall utilize the Services outside India.

2.4.2.  Onsite. Certain Services may be performed at Client Onsite Locations and/or other locations designated by Client from time to time upon mutual agreement of the parties.

3.              TERM OF THE AGREEMENT

3.1.          The initial term of the Agreement shall commence on the Effective Date and end May 31, 2010. (the “Initial Term”), unless earlier terminated in accordance with the terms and conditions of this Agreement. The Agreement may be renewed by mutual agreement of both parties for one or more additional two (2) year periods (each a “Renewal Term”). The Initial Term and each and every Renewal Term are collectively referred to as “Term.”

4.              FEES

4.1.          Fees.  Client shall pay to Symphony the fees set forth in each applicable Statement of Work to be calculated on time and material/ expenses basis using man-months as the unit of measurement of billable time based on the greater of the Actual Resource Level or the applicable Core Resource Level for the applicable month.

4.2.          Core Resource Levels. Symphony shall provide the Services using the number of Resources directed by the Client per the terms of this Section 4 for the applicable period. Client shall pay for all Resources provided by Symphony at the applicable Resource Monthly Rate defined in Section 6.1 below, but in no event shall Client pay for less than the Core Resource Level as per each applicable Statement of Work.  Client may increase the Actual Resource Level at any time during the Term and shall have the right to increase the Core Resource Level listed in each applicable Statement of Work one time during the first year of the Initial Term upon prior mutual agreement with Symphony.

4.3.      Increase or Decrease of Resources. The Actual Resource Level may be increased above the Core Resource Level (and paid for in accordance with Section 6.1 below) by any amount mutually agreed upon by the parties. Client may affect a reduction of the then current Actual Resource Level by giving written notice to Symphony of the proposed change no less than ninety (90) days prior to the date the decrease shall apply; provided however that, Client may not reduce the Actual Resource Level below the Core Resource Level at any time during the Term. Provided that in the event that a Resource that constitutes part of the Actual Resource Level ceases performing Services under an applicable Statement of Work, Client may request that Symphony not backfill such position with a Replacement Resource provided that the Actual Resource Level without such replacement Resource remains above the Core Resource Level.

5.              TECHNICAL SKILLS; RESOURCES

5.1.          Resource Categories. All Resources will be categorized according to the Resource Categories listed in the applicable Statement of Work.

5.2.          Resource Progression Across Resource Categories. As various Resources gain experience over time, such experience shall cause them to progress upward from one Resource Category to another. Symphony shall progress Resources no more than twice per calendar year and shall provide Client with at least three (3) months prior written notice before progressing a Resource to a higher Resource Monthly Rate (defined in Section 6.1 below), and Client shall be billed and shall pay for such Resource at the higher Resource Category rate as of the effective date of such progression unless, during the one (1) month period beginning from the date Client receives such notice, Client has provided Symphony with written notice of its election to move the progressing Resource out of the GOC and to replace such Resource with another at the non-progressed Resource Category Level and Resource Monthly Rate. Should Symphony as a result choose to replace such Resource, Symphony shall not bill Client for such replacement Resource for first two (2) weeks following the date of such replacement.  Notwithstanding the foregoing, in no event shall the progressions applicable to the Resources performing Services pursuant to a Statement of Work result in an increase of Fees greater than ten percent (10%) of the average monthly Fees for such Services for the twelve (12) month period immediately preceding such progressions.

5.3.          Performance Improvement Program. In the event that Client notifies Symphony in writing that a Resource is not reasonably performing at a level commensurate with such Resource’s experience and stated skill set or otherwise not performing in accordance with Client’s reasonable expectations, the parties will discuss Client’s concerns regarding the performance of the Resource in question.  Symphony shall have thirty (30) days from the date of such notice to improve the performance of such Resource to a level reasonably satisfactory to Client (the “Performance Improvement Period”).  If, at the end of the Performance Improvement Period, the Resource in question is not performing at a level satisfactory to the Client, Symphony shall promptly replace such Resource within a reasonable time from the completion of the Performance Improvement Period and in a manner that reasonably minimizes any disruption in the Services.  In the event that a Resource is replaced in connection with the Performance Improvement Program, Symphony shall not Invoice Client for the Services performed by such replacement Resource for initial two (2) weeks following the date such replacement Resource begins performing Services.

6.              RATES & INCREASES

6.1.          Resource Monthly Rate. Each Resource will be billed at, and Client agrees to pay, the applicable calendar monthly rate per Resource Category and applicable Resource type as set forth in the applicable Statement of Work (collectively, the “Resource Monthly Rate(s)”).

6.2.          Resource at Client Onsite Locations. Except as otherwise agreed to in writing by the parties, Resources shall only be required to travel to a Client Onsite Location short-term. Client acknowledges that such Resources generally will travel to the United States, Canada, Europe or Asia or other mutually agreed to countries where Client Onsite Locations are based on an applicable visa and will be subject to the restrictions thereof. Client will be responsible for paying for such Resource’s travel and related Expenses as per Section 9.3 below.

6.3.          Rate Periods and Increases. All rates and fees quoted in this Agreement are stated and payable solely in U.S. dollars. The Resource Monthly Rates, as outlined in the applicable Statement of Work, will remain in effect for the first year of the Initial Term.  The Resource Monthly Rates shall then increase as follows (the Resource Monthly Rates shall not decrease under any circumstances):

6.3.1.           Unless as otherwise identified in the Statement of Work , on each anniversary of the Effective Date, the Resource Monthly Rates and other costs and expenses specifically identified in the applicable Statement of Work and this Agreement will increase as notified by Symphony; provided, however, that the annual price increase with regard to the then-current Core Resource Level (identified for the purpose of this Section 6.3.1 as the number of the most senior level Resources then assigned to the GOC equal to the then-current Core Resource Level set forth in the applicable Statement of Work) shall be capped at the lesser of (a) ten percent (10%) or (b) a number that is calculated by determining the twelve (12) month percentage increase in the Hewitt-Norton Salary survey for I.T. Professionals in India measured from the value in December of the last year until the value in December of the year before. This new rate will remain in effect for a period of one (1) year and shall increase as stated herein on each anniversary of the Effective Date thereafter.

6.4.          Part Month. In the event a Resource commences or permanently ceases providing Services for Client part way through a calendar month, then such Resource will be billed at, and Client agrees to pay, a prorated monthly rate for that calendar month that shall be based on the number of days the Resource actually performed Services for Client in such calendar month.

6.5.          Symphony represents and warrants that, as of the Effective Date of this Agreement, the Resource rates then in effect as set forth in the Statements of Work dated as of the Effective Date and entered into by the parties pursuant to this Agreement, are no less favorable than rates charged by Symphony to an unaffiliated Third Party client located in the United States for substantially similar professional services of substantially similar scope, volume, and duration being performed in the same geographic region.

7.              INVOICING & PAYMENTS

7.1   Invoices.  Invoices for Services provided by Resources (“Invoice(s)”) shall be rendered by Symphony to Client in arrears on a monthly basis. The amount of such Invoices shall be based upon the greater of the Core Resource Level as per the applicable Statement of Work and the Actual Resource Level for the applicable month.

7.2   Payment of Invoices. Client shall pay all amounts not the subject of a good faith dispute within thirty (30) calendar days from the date of receipt of the applicable Invoice. Any invoiced amounts not paid within forty five (45) calendar days after receipt and that are not the subject of a good faith dispute will be subject to a late payment charge equal to the lesser of one and a half percent (1.5%) per month or the maximum rate allowed by law computed and added to the outstanding unpaid invoice amount from the forty-sixth (46th) calendar day following the Invoice date.

8.              TAXES. Each party will be responsible for any and all personal property taxes on property it owns or leases, franchise and privilege taxes on its business, and taxes based on its net income or gross receipts. Symphony shall pay all sales, use, and other taxes and duties payable by Symphony on any goods or services used or consumed by Symphony in providing the Services.  In the case of any sales, use, or other tax and duty during the term of this Agreement that is assessed on the provision of Services received by Client from Symphony or any of its Affiliates, Client will pay such taxes and duties directly or shall reimburse Symphony as applicable, including, but not limited to, applicable services taxes. Invoices will separately state the amount of taxes and duties for which Symphony is requesting payment from Client, if any.

9.              EXPENSES

9.1         Capital Expenditure

9.1.1            Unless specified otherwise in the applicable Statement of Work, and except for those items listed in Section 9.1.2 below, Client shall in all cases be responsible for paying all capital costs for equipment and other items reasonable or necessary for the operation of the GOC or otherwise requested by Client, including, without limitation the following as applicable:

9.1.1.1     Office improvements requested by Client or otherwise required for delivery of the Services;

9.1.1.2     Servers specific to Client’s software and development environment;

9.1.1.3     Application software;

9.1.1.4     Development software;

9.1.1.5     Third Party software, if any, with which Client’s Products are to be integrated;

9.1.2    Symphony will be responsible for paying for the following items:

9.1.2.1     Office furniture; a computer plus standard software such as Microsoft Office for each computer; and shared general office equipment including telephones, copiers and fax machines.

9.2   Operating Expenses. Unless specified otherwise in the applicable Statement of Work, Client will be responsible for paying all operating expenses involved in operating the GOC, including but not limited to operating costs for space over and above the standard GOC facilities allotment and configuration, except for the following operating expense items for which Symphony will be responsible:

9.2.1    Office-related operating expenses such as rent, utilities and taxes related to the standard GOC facilities allotment and configuration; and

9.2.2    Local telephone service to the GOC.

9.3   Travel and Related Expenses.  Client shall be responsible for payment of all travel and related expenses approved by Client in connection with delivery of the Services, including but not limited to those incurred by Resources traveling to Client Onsite Locations, as follows: (i) visa processing fees and related fees; (ii) Coach-class roundtrip airfare; (iii) a Per Diem (daily) allowance currently set at US $50.00 for US and €55/day for Europe for the first year of the Initial Term and increased thereafter as per Section 6.3.1 above; (iv) car rental costs; and (v) costs of accommodation.

9.4   [reserved]

9.5   Use of Client Facilities. Client at its expense shall provide to all Onsite Resources local infrastructure including but not limited to desk space, office telephone, desktop computers and applicable software.

10          CONFIDENTIALITY

10.1       Confidential Information; Nondisclosure. The parties acknowledge and agree that in the course of delivering and receiving the Services hereunder, they may provide each other with certain nonpublic information, documentation and material relating to themselves and/or to their respective Affiliates or customers, which information shall be clearly and prominently labeled as “Confidential” or which would, by its nature, be understood by a reasonable person to be the confidential or proprietary business information of the party disclosing such information (the “Disclosing Party”) or its Affiliates or customers (collectively, the “Confidential Information”).  The party receiving another party’s Confidential Information (the “Receiving Party”) and such party’s employees, Affiliates, officers, directors, agents, attorneys, accountants, auditors and other advisors shall hold such Confidential Information of the other party in strict confidence and shall use it only in connection with performance of its obligations under this Agreement.

10.2       Exclusions. The term “Confidential Information” shall not include information that:  (i) is or has become publicly available without restriction through no fault of the Receiving Party; (ii) is or has been received by the Receiving Party without restriction from a Third Party lawfully in possession of such information; (iii) is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; (iv) the Disclosing Party gives the Receiving Party written authorization to disclose; (v) is or has been disclosed by the Disclosing Party to a Third Party without a restriction on disclosure; or (vi) is required to be disclosed by law or legal processes, provided, however, that to the extent legally permissible the Receiving Party provides the Disclosing Party with written notice prior to any such required disclosure.

11          CLIENT PRODUCTS

11.1         License to Client Products; Client Warranty.  (1) Client hereby grants Symphony and its Affiliates for use by Symphony and/or its Affiliates and subcontractors a fully paid-up, non-exclusive, non-transferable (except pursuant to Section 22.1 below), worldwide, royalty-free license to access, display, perform, reproduce and otherwise use the Client Products for the sole purpose of performing the Services during the Term.  (2) Client hereby represents and warrants that it has full right, title and authority in and to all of the Client Products necessary to grant the aforementioned license.

11.2         Restrictions. Symphony shall not, and shall not authorize any Third Party to (1) market, sell, lease, rent, sublicense, distribute or otherwise make available to any Third Party the Client Products or any aspect thereof, except as expressly permitted by Client; or (2) remove or alter any legends or other notices from the Client Products.

11.3         Return of Client Products. Upon Client’s written request, the Client Products that are no longer required by Symphony for the performance of the Services shall be returned to Client after upon termination of this Agreement. All Expenses of the freight and insurance, as well as incidental charges associated with returning such Client Products shall be charged to Client in accordance with the terms and conditions of this Agreement.

12          SYMPHONY OBLIGATIONS.

12.1         The Services will be performed in a professional manner using qualified personnel and in accordance with any specific material terms and conditions of the Statement of Work. For any breach of the foregoing, Client’s exclusive remedy, and Symphony’s entire liability, shall be the re-performance of such Services.

12.2         In providing the Services, Symphony will use commercially reasonable efforts to detect, eradicate, and will not knowingly introduce, threats known as software viruses, worms, Trojan horses, trap doors, or other malicious computer instructions, intentional devices or techniques that were designed to threaten, infect, damage, disable, or shut down a computer system or any component thereof.

12.3         Symphony will require all Resources to sign a confidentiality agreement prior to beginning work on any Client project.

12.4         Restriction on Resource Transfer.  Should Symphony currently or in the future operate a GOC for any Named Competitor (defined below), then during the period of twelve (12) months immediately following the date that any such Resource ceases his/her assignment with the Client GOC, Symphony will not assign such Resource to a Named Competitor’s GOC.  For purposes hereof, the term “Named Competitor” is defined as any entity contained in a mutually agreed upon list of up to five (5) direct competitors of Client’s core business as set forth in Exhibit A to this Agreement.

12.5         Noninfringement. No Work Product provided by Symphony to Client hereunder will, infringe any third party’s Intellectual Property Rights.  The foregoing obligation shall not include (i) any Client Products, specifications, instructions, designs or information provided to Symphony by Client (or on behalf of Client by a Third Party) and/or Symphony’s substantial compliance therewith, (ii) any modification by any party (other than Symphony) to any Work Product, (iii) any combination of any Work Product with Client Products or product(s) of Client or of any Third Party, or (iv) any use of any Work Product by or on behalf of or at the direction or upon instruction of Client which Work Product is not, in and of itself and apart from such use thereof, the subject of a Third Party claim of Intellectual Property infringement.

13          CLIENT OBLIGATIONS.

13.1         Client shall appoint and make available for all Symphony projects a Liaison, who will:

13.1.1      Be the main point of contact between Client and Symphony;

13.1.2      Have authority to make binding decisions for Client; and

13.1.3      Provide Symphony with access to relevant Client personnel who can provide information needed by Symphony in connection with its performance of the Agreement.

13.2         Client shall timely provide assistance, information and cooperation reasonably requested by Symphony to enable it to properly and timely provide the Services; and

13.3         No Client Product and no specifications, instructions, designs, information, materials or Intellectual Property provided by Client to Symphony hereunder will infringe any U.S. patent issued at the Effective Date, or copyrights or trademark rights of any Third Party.

14          OWNERSHIP

14.1         All work product prepared for Client hereunder pursuant to the Description of Services (the “Work Product”) including all right, title and interest therein and thereto, including, without limitation, all Intellectual Property rights therein, but expressly excluding any and all Symphony IP (defined below) and Third Party materials (including, without limitation, Client Products and derivative works thereof), shall, upon payment in full therefor, belong to Client and be deemed Works Made For Hire, as defined under U.S. Copyright Law, in the course of performing the Services.  To the extent that any right, title and/or interest to any Work Product may not, by operation of law, vest in Client, or is not considered to be a Work Made For Hire, then all right, title and interest therein, including, without limitation, all Intellectual Property rights, shall be and hereby is assigned to Client upon payment in full therefor.  Symphony agrees to provide Client with reasonable assistance to perfect its rights and title to such Work Product, at Client’s written request and sole expense, including executing any instruments of assignment necessary to affect the intent of this Section 14.1.  Client agrees to compensate Symphony for such assistance at Symphony’s rates then in effect when such assistance is rendered.

14.2         Subject to obligations under Section 10 above and each party’s respective Intellectual Property rights, neither party shall be prevented from using its knowledge, experience, know-how and/or expertise, whether gained prior to, during or after any Services performed under this Agreement, in any manner and for any purpose whatsoever, including, without limitation, to perform work for Third Parties including work which results in the creation of materials having formats, organization, use, function, structure and/or sequence similar to materials developed for Client.

14.3         Notwithstanding the foregoing or anything else set forth in this Agreement or any Statement of Work, Symphony shall retain all right, title and interest in and to all property, including but not limited to Intellectual Property, developed by or on behalf of Symphony, its Affiliates and/or subcontractors or otherwise owned or licensed by Symphony, its Affiliates and/or subcontractors that 1) existed prior to this Agreement 2) is independently developed outside of this Agreement without any contributions of Client or 3) does not include Client Intellectual Property or Client Confidential Information (collectively, the “Symphony IP”).

14.4   No Symphony IP or Third Party Intellectual Property rights shall be embedded by Symphony in any Work Product without Client’s prior written consent.

15          INDEMNIFICATION

15.1         Symphony Indemnity. Symphony shall indemnify, defend and hold harmless Client, its Affiliates, subcontractors, officers, employees, directors and subsidiaries from and against any and all claims, liabilities, damages, expenses, fines, penalties or costs of whatsoever nature, (including reasonable attorney’s fees and expenses) to the extent arising from any Third Party claims arising out of:

15.1.1      Injuries to persons or death resulting from the gross negligence or willful misconduct of the Resources in the operation of the GOC, except to the extent any such injury or death results from the gross negligence or willful misconduct of Client; or

15.1.2      The infringement of any third party’s Intellectual Property by any Work Product delivered in connection with the Services (a “Symphony Infringement Claim”) except to the extent any such claim is required to be indemnified by Client pursuant to Section 15.2.2 below.  A Symphony Infringement Claim shall not include claims related to (i) any Client Products, specifications, instructions, designs or information provided to Symphony by Client (or on behalf of Client by a Third Party) and/or Symphony’s substantial compliance therewith, (ii) any modification by any party (other than Symphony) to any Work Product, (iii) any combination of any Work Product with Client Products or product(s) of Client or of any Third Party, or (iv) any use of any Work Product by or on behalf of or at the direction or upon instruction of Client which Work Product is not, in and of itself and apart from such use thereof, the subject of a Symphony Infringement Claim.  In the event that any Work Product becomes or appears likely to become the subject of a Symphony Infringement Claim, then Symphony reserves the right to procure for Client the right to enable Client to continue to use the Work Product in question, or to modify or replace the Work Product in question with non-infringing and functionally equivalent material.

15.1.3      The foregoing provisions of Section 15.1.2 herein state Symphony’s entire liability and Client’s exclusive remedies for infringement of intellectual property rights of any kind.

15.2         Client Indemnity. Client shall indemnify, defend and hold harmless Symphony, its Affiliates, subcontractors, officers, employees, directors and subsidiaries from and against any and all claims, liabilities, damages, expenses, fines, penalties or costs of whatsoever nature, (including reasonable attorneys’ fees and expenses) arising from any Third Party claim(s) arising out of:

15.2.1            Injuries to persons or death resulting from the gross negligence or willful misconduct of Client, its employees or agents, except to the extent any such injury or death results from the gross negligence or willful misconduct of Symphony;

15.2.2            The infringement of Third Party’s Intellectual Property rights by any Client Product, specifications, instructions, designs or information provided to Symphony by Client (or on behalf of Client by a third party) and/or Symphony’s substantial compliance therewith (a “Client Infringement Claim”); or

15.2.3            The integration or use of any Work Product by Client or a Third Party, including without limitation claims brought by Client’s employees, direct or indirect customers, agents, vendors, partners or shareholders, except to the extent any such claim is a Symphony Infringement Claim required to be indemnified by Symphony pursuant to Section 15.1.2 above.

15.3         Indemnity Procedures. As a condition to the foregoing indemnity obligations of both Parties, the indemnifying party (the “Indemnifying Party”) agrees to pay any costs and damages finally awarded (including any settlement amounts) against the party seeking indemnification (the “Indemnified Party”), provided that:  the Indemnified Party (a) notifies the Indemnifying Party promptly, in writing, of the action, provided any delay or failure of the Indemnified Party to give prompt notice of any such claim shall not affect the rights of the Indemnified Party hereunder unless, and only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects the Indemnifying Party; (b) provides the Indemnifying Party all reasonable information and assistance to settle or defend the action (at the Indemnifying Party’s expense); (c) grants the Indemnifying Party sole authority and control of the defense or settlement of the action provided that no compromise or settlement of any claim admitting liability of or imposing duties of performance or is in any way prejudicial to the Indemnified Party may be effected without the prior written consent of such Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (d) shall have the right to participate in but not to control the defense and/or settlement of any Indemnified Claim with counsel of its choosing at its own expense.  The Indemnifying Party agrees to keep the Indemnified Party regularly and completely informed of the status of any claim hereunder.

16          DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

16.1         DISCLAIMER OF WARRANTIES. CLIENT UNDERSTANDS THAT SYMPHONY IS PERFORMING THE SERVICES HEREUNDER IN RELATION TO SYSTEMS AND DATA THAT HAVE BEEN PRODUCED BY CLIENT, OR SUPPLIED TO CLIENT BY THIRD PARTIES, AND FOR ALL OF WHICH SYMPHONY HAS NO RESPONSIBILITY. EXCEPT AS OTHERWISE PROVIDED IN SECTION 12 OF THIS AGREEMENT, SYMPHONY ON BEHALF OF ITSELF AND ITS AFFILIATES AND SUBCONTRACTORS DISCLAIMS ALL WARRANTIES WITH REGARD TO THE SERVICES, WORK PRODUCT AND ANY OTHER INFORMATION OR MATERIAL PROVIDED IN CONNECTION HEREWITH, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, NONINFRINGEMENT, ERROR-FREE OR UNINTERRUPTED SERVICE.

16.2         LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES OR SUBCONTRACTORS, BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL, OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF GOODWILL OR OTHER LOSS (INCLUDING SUBSTITUTION OF SERVICES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY THIRD PARTY SERVICES DELIVERED IN CONNECTION HEREWITH EVEN IF PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF ITS NEGLIGENCE OR OTHER FAULT AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR ANY OTHER THEORY OF LEGAL LIABILITY.  EXCEPT FOR CLAIMS REQUIRED TO BE INDEMNIFIED UNDER SECTION 15 ABOVE, EACH PARTY’S AND ITS RESEPCTIVE AFFILIATES’ AND SUBCONTRACTORS’ CUMULATIVE LIABILTY FOR ALL CLAIMS UNDER THIS AGREEMENT, EXCEPT CLAIMS FOR AMOUNTS DUE HEREUNDER, SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT AND RETAINED BY SYMPHONY FOR WORK PERFORMED UNDER THE STATEMENT OF WORK UNDER WHICH SUCH CLAIM PRINCIPALLY AROSE (WHICH FOR THE PURPOSE OF CLARITY EXCLUDES PAYMENTS FOR TAXES, COSTS AND EXPENSES) IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THAT THE FIRST SUCH CLAIM AROSE.

16.3         The parties agree that no action, regardless of form, arising out of this Agreement may be brought by either party after one (1) year from the date such cause of action accrued.

17          TERMINATION

17.1         Termination for Convenience. After completion of the Initial Term but not earlier, either party may deliver to the other party written notice of its decision to terminate this Agreement with or without cause upon one hundred eighty (180) days prior written notice, and any such termination shall be effective on the 181st day after receipt of any such notice by the other party.

17.2         Termination for Cause. In the event of any material breach or default by either party under this Agreement (except for failure to pay fees or Expenses), the non-performing party shall have sixty (60) days after receipt of written notice from the other party, detailing the nature of such material breach or default and expressly stating that such notice is notice of a material breach of the Agreement which if not cured within said timeframe shall constitute grounds for termination of the Agreement, to cure such breach or default, and if not corrected within the said period, the notifying party shall have the right, at its option, to terminate this Agreement; except in case of any failure to pay  Fees or Expenses due and owing hereunder, which failure must be cured within ten (10) days after receipt of written notice thereof.  Notwithstanding the foregoing, following ten days written notice to Client of any failure to pay any fees or Expenses when due, Symphony may, at its option, at any time either terminate this Agreement or temporarily discontinue any or all Services provided hereunder.  If (1) Services billed in an Invoice are not disputed as required by this Section within sixty (60) days of receipt of the Invoice by Client or (2) Services or Work Product are otherwise accepted or approved by Client, then those Services and the associated Work Product shall be conclusively determined to have been provided as required by the Agreement and applicable standards of professionalism. The parties agree that the requirements of this Section 17.2 and the procedures it sets forth are material terms to this Agreement.

17.3         Bankruptcy. If either Client or Symphony becomes insolvent, fails to pay, or admits in writing its inability to pay debts as they become due; or if either party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such party or for a substantial part of such party or makes a general assignment for the benefit of creditors; or, if a trustee, receiver or other custodian is appointed for such party or for a substantial part of such party’s property and is not discharged within sixty (60) days; or if any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy law, or any dissolution or liquidation proceeding is commenced by, consented to, or acquiesced in by such party and has not been dismissed within sixty (60) days; or, if either party ceases to conduct its business in the normal course, this Agreement may be terminated by the other party immediately upon delivery of written notice to the affected party.

17.4         Payment of Fees. In the event of termination or expiration of this Agreement for any reason, except in case of termination of this Agreement by Client pursuant to the terms of Section 17.1 above and Section 17.2 above due to material breach by Symphony where certain invoiced amounts are disputed by Client in good faith, Client shall promptly pay Symphony in full all fees and Expenses due through the later of the effective date of termination of this Agreement or through the end of the Initial Term for each applicable Statement of Work (based on the outstanding balance payable under each such Statement of Work through the end of the Initial Term of each such Statement of Work) (the “Payment Amount”).  It is understood and agreed by the parties that the calculation of damages suffered by Symphony under such circumstances would be difficult to ascertain.  The parties agree that the Payment Amount is a reasonable and justified approach to addressing this uncertainty and agree that this approach would provide fair and appropriate compensation to Symphony.  In case of termination of this Agreement by Client under Section 17.2 above due to material breach by Symphony, Client may temporarily withhold payment of those amounts which are the subject of a good faith dispute arising out of the alleged material breach pending resolution of any such dispute.

18.       INSURANCE

18.1 During the Term Symphony will maintain the following levels of insurance coverage for the Services to be provided hereunder and the operation of the GOC.

18.1.1      Commercial General Liability Insurance for bodily injury and property damage with a limit of USD One Million ($1,000,000) per occurrence and USD Two Million ($2,000,000) in the aggregate.

18.1.2      Worker’s Compensation/Employers’ Liability. Insurance statutory limits, covering Symphony’s employees pursuant to applicable state workers’ compensation laws.

18.1.3      Professional Liability Insurance for errors and omissions with a limit of USD Five Million ($5,000,000) per occurrence or per claim and USD Five Million ($5,000,000) in the aggregate.

18.1.4      Umbrella and/or Excess Liability insurance on an occurrence basis with limits not less than USD Five Million ($5,000,000) per occurrence and USD Five Million ($5,000,000) in the aggregate in excess of the limits provided by Symphony’s Employer’s Liability and Commercial General Liability.

18.2 Upon Client’s written request, Symphony shall without undue delay submit a copy of insurance certificates evidencing such insurance coverage.

19          NON-HIRE. Neither party shall, without the prior written consent of a duly authorized officer of the other party, directly or indirectly solicit, hire or otherwise retain as an employee or independent contractor any current or former employee, consultant, contractor or subcontractor of the other party, its Affiliates or subcontractors, during the Term and for a period of twelve (12) months thereafter (or twelve (12) months after the other party’s relationship with any such employee, consultant, contractor or subcontractor is terminated if prior to termination of the Agreement).

20. ADVERTISING AND PUBLICITY.  Symphony may include Client in its public list of clients.  Symphony and its subsidiaries may use Client’s name and logo in connection with signage and recruitment materials related to the GOC and the Services.  Except for the foregoing authorized uses, neither party shall publicly use the other party’s name, logo or other trademark/service mark without prior written authorization of such other party except as required by law.

21.       DATA PROTECTION AND PRIVACY.  It is the express intention of the Parties that Symphony will not process any Personal Data on behalf of Client under this Agreement. Nevertheless, should Client wish Symphony to have to Personal Data on its behalf under this Agreement, it shall notify Symphony in writing prior to making Personal Data available to Symphony, and upon written agreement by Symphony to provide such processing services, both parties shall comply with their respective obligations under applicable laws and regulations in connection therewith; provided, however, that Client understands and agrees that, where necessary to perform the Services, Symphony personnel globally will have access to Personal Data collected and controlled by Client and provided further that Client agrees that it shall have the sole responsibility for compliance with any and all requirements under any applicable data privacy laws or regulations regarding the collection of and the transfer of such Personal Data to any other country.

22. MISCELLANEOUS

22.1         Binding Effect and Assignment. This Agreement shall be binding upon the parties hereto, and their successors and assigns.  Neither party may assign this Agreement, its obligations hereunder to any Third Party (excluding Symphony Affiliates), without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, and any assignment, delegation or subcontract in violation of this provision shall be void and of no effect. Notwithstanding the foregoing, no such prior written consent shall be required in the event of any sale of all or substantially all of the assets or the controlling interest of either party to a Third Party that is not a direct competitor of the other party, or in the event of any merger or acquisition of or by either party to an entity that is not a direct competitor of the other party, and in this event this Agreement shall be binding upon any such successor.

22.2         Independent Contractors. The relationship between Symphony and Client is solely that of independent contractors and not that of an agency, partnership, joint venture or employment relationship, and nothing herein shall be deemed to authorize either party to act for, represent or bind the other.  This Agreement is non-exclusive between the parties, and shall not be interpreted or construed to prevent Client or Symphony from entering into a similar agreement or relationship with a Third Party. All Resources providing Services hereunder shall be employees, consultants or subcontractors of Symphony, and none shall be considered employees of Client.  Symphony shall be responsible for payment of all withholding taxes, all other payroll deductions and social insurance obligations with respect thereto. Client shall not be responsible for the payment of workers’ compensation insurance, disability benefits or any fringe benefits provided to Resources.

22.3         Force Majeure. Except for required payments, neither party shall be liable for failure to perform or for delay in performing its obligations to the extent and as long as such failure or delay is due to natural disasters, acts of war, acts of terror, significant changes in applicable laws or regulations or any other causes reasonably beyond the control of such party (each a “Force Majeure Event”). Any party desiring to invoke the protection of this Section shall promptly notify the other party of the Force Majeure Event and the extent to which the affected party will be unable to perform its obligations hereunder. Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, such party shall promptly resume performance hereunder.  Each party shall give the other party prompt written notice when it is again fully able to perform such obligations.  If, as a result of a Force Majeure Event, a party is unable to fully perform its obligations hereunder for any consecutive period of ninety (90) days, the other party shall have the right to terminate this Agreement in its entirety, upon providing written notice to the non-performing party, such termination to be effective no earlier than thirty (30) days from the date of delivery of such notice. If, as a result of natural disasters, act of war, or a cause beyond the control of Symphony results in difficulty in execution of Services at the GOC, Symphony will have the right to continue the execution of work under this Agreement at another facility, upon prior approval of Client and the provisions of this Agreement shall apply mutatis mutandis to such other facility.

22.4         Notices. Any notice or other communication required or permitted under this Agreement shall, as material term of this Agreement, be given in writing to the other party via hand delivery, or certified U.S. mail return receipt requested, or by nationally recognized overnight delivery service to the following individuals. The parties by notice may designate another address or individual to which a required notice may be directed. Notices shall be effective upon receipt.  Each notice sent or mailed in the manner described above shall be deemed provided for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

If to Client, to:

Lawson Software, Inc.

380 St. Peter Street

St. Paul, MN 55102

Attn: Lawson General Counsel

With a copy to: Jim Sanderson, VP Corp Admin

And if to Symphony:

Symphony Service Corp.

2475 Hanover Street

Palo Alto, CA 94304

Attn:  Legal Department

22.5         Governing Law. This Agreement, the rights and obligations of the parties, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Minnesota, USA (excluding the choice of law rules thereof). The parties agree that any litigation brought under or in connection with this Agreement will be brought in the court of competent jurisdiction located in the State of Minnesota.  The parties hereby irrevocably submit and waive in advance any objection based upon forum non conveniens or lack of personal jurisdiction of such courts for any such litigation.

22.6         Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, or for any reason invalid, unenforceable, void or voidable, such provision or provisions shall be deemed to be null and void and the remainder of this Agreement shall, to the extent practicable, remain in full force and effect.  To the extent a provision of this Agreement is in invalid, unenforceable, void or voidable, the parties agree to negotiate in good faith to amend such to conform as nearly as possible, in accordance with applicable law, to the intended purpose and intent of the original provision.

22.7         Entire Agreement; Section Headings; Counterparts. This Agreement together with Exhibit A hereto constitutes the entire agreement between Symphony and Client with respect to the transactions contemplated herein and the subject matter hereof, and it supersedes and replaces all prior oral or written agreements, commitments or understandings with respect to the transactions contemplated herein and the subject matter hereof. Notwithstanding the foregoing, this Agreement does not supersede or replace any portion of the Reseller Agreement.  No amendment, modification or discharge of this Agreement shall be valid or binding, unless set forth in writing and duly executed and delivered by an authorized representative of both Client and Symphony. In the event of any inconsistency or conflict between the terms and conditions of this Agreement and any transactional or other document issued in connection herewith, the terms and conditions of this Agreement shall, in all instances, govern and control, provided, however, that in the event of an inconsistency or conflict between the terms and conditions of this Agreement and any Statement of Work issued hereunder where the applicable term(s) of the applicable Statement of Work expressly state that they shall take precedence over the competing term(s) in the Agreement, then such Statement of Work term(s) shall govern and control in such instance. The parties acknowledge and agree that any preprinted terms on any transactional or other document issued in connection herewith (including, without limitation, purchase orders, RFPs, bills of lading, etc.) are per se null and void and of no force or effect. The section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required, and all counterparts shall collectively constitute a single Agreement.

22.8         Waiver. No delay or failure on the part of either party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver or any acquiescence thereto; nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  No waiver shall be valid against either party, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

22.9         Third Party Beneficiaries.  Except as expressly provided otherwise in this Agreement, nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy; rather, this Agreement is intended to be for the sole and exclusive benefit of the parties.

22.10       Survival. Unless otherwise expressly provided in this Agreement, termination of this Agreement shall not relieve either party from any obligation it has to make any payments to the other party as required under this Agreement. Sections 1, 7.2, 8, 10, 11.1(2), 14, 15, 16, 17.4, 19 and 22 of this Agreement shall survive termination of this Agreement for any reason and remain in full force and effect.

IN WITNESS WHEREOF, Symphony and Client have each caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

LAWSON SOFTWARE AMERICAS, INC.		SYMPHONY SERVICE CORP.

By:	/s/ Curt Olson	By:	/s/ Alan Harlan
Authorized Signature		Authorized Signature

Curt Olson		Alan Harlan
Print Name		Print Name

Director - Global Sourcing		President
Title		Title

September 23, 2009		September 24, 2009
Date		Date

EXHIBIT A

NAMED COMPETITORS

1. SAP AG

2. Oracle USA, Inc.

3. Infor Global Solutions

4. Microsoft Corporation

5 CGS, Inc. (Blue Cherry)